Exhibit 10.13

[***] indicates material that has been omitted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission. A complete copy of this agreement, including redacted portions so indicated, has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL SERVICE AGREEMENT

This agreement (the “Agreement”) is made as of November 30, 2012 (the “Effective Date”) by and between VENTIV COMMERCIAL SERVICES, LLC, a New Jersey limited liability company (“Ventiv”) and IROKO PHARMACEUTICALS LLC, a Delaware limited liability company (“Iroko”). Ventiv and Iroko may each be referred to herein as a “Party” and collectively as the “Parties”.

1. Background. Ventiv and its Affiliates as defined below, (collectively “Ventiv”) provide pharmaceutical companies with a range of services designed to help such companies achieve full commercialization of their products, including contracted sales force services. Iroko desires for Ventiv to provide such services to Iroko, all under the terms and conditions set forth in this Agreement, as well as in each separate project agreement, statement of work, work order or equivalent document (the “SOW”), for each project the Parties wish to be governed by the terms and conditions of this Agreement, to be executed by the Parties.

The Parties desire for the terms and conditions set forth in this Agreement to govern the relationship between the Parties. Unless otherwise specifically set forth in an SOW, in the event of a conflict or inconsistency between the terms and conditions set forth in this Agreement and the terms and conditions set forth in an SOW, the terms and conditions set forth in this Agreement shall take precedence, govern and control.

The Parties hereby acknowledge that the terms set forth in this Agreement shall be incorporated by reference into each SOW, as if fully set forth at length therein.

2. Definitions. In addition to the other terms defined elsewhere herein, the terms set forth below shall have the meanings set forth below when used in this Agreement.

2.1 “Affiliates” means with respect to any entity, any other entity directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such entity. As used in this definition, the term “control” (including “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, as trustee, by contract or otherwise.

2.2 “Applicable Law” means all federal, state and local laws, and the rules, regulations, guidances, guidelines and requirements of all governmental and regulatory authorities in effect from time to time applicable to the manufacture, marketing, promotion, distribution and sale of the Product in the Territory, including without limitation the Federal Food, Drug, and Cosmetic Act, as it may be amended (“FDCA”), the Prescription Drug Marketing Act of 1987 (“PDMA”) and “fraud and abuse”, antikickback, consumer protection and false claims statutes and regulations, as well as applicable PhRMA and other industry codes.

2.3 “Call” means the activity undertaken by Ventiv Sales Representatives to deliver a sales presentation to a Target and includes providing the Target with Product samples and Product Literature.

2.4 “Call Plan” means a plan jointly designed by Iroko and Ventiv and to be finally approved by Iroko, which is intended to enhance the efficiency and effectiveness of Ventiv Sales Representatives in making Calls. The Call Plan will be maintained by Ventiv at its offices with a copy of such Call Plan maintained by Iroko at its offices, and may be amended or reconfigured from time to time solely at Iroko’s written request.

2.5 “Competing Product” means any drug, medical device or combination thereof, whether prescription or over-the-counter, now or in the future, with the same or similar mechanism of action as any Iroko Product or that is indicated for or is used to diagnose, prevent, treat or cure the same disease or condition for which any Iroko Product is indicated or used.

2.6 “Deployment Date” means the Ventiv Sales Representatives’ first day in the field with customers after the successful completion of initial training.

2.7 “Health Care Professional” means any professional person working within a medical office setting who in the course of his or her professional activities may prescribe, dispense, recommend, purchase, supply or administer prescription product.

2.8 “Iroko Product” or “Product” means the Iroko drugs ZORVOLEX™, TIFORBEX™ and such other drugs designated by Iroko and mutually agreed on by the Parties.

2.9 “PDUFA Date” means the date on which the US Food and Drug Administration (“FDA”) provides as the date on which the FDA will make a determination whether the Iroko Product may be marketed in the United States, such date to be communicated by Iroko to Ventiv as soon as such date is provided by the FDA.

2.10 “Plan of Action (POA)” means a document that refers to the specific steps that need to be taken or activities that need to be performed well in order for Iroko’s commercial strategy to succeed. The POA provides clarity around what selling activities will be done and by whom, the time horizon for completion and the types of resources that will be available to support those activities.

2.11 “Product Literature” means promotional, educational and other information concerning the Iroko Product either in a written or electronic format provided to Ventiv by Iroko. All Product Literature shall be approved by Iroko. The Ventiv Sales Representatives shall utilize the Product literature only for the uses for which they have been approved by Iroko. Product Literature approved for promotional use shall be utilized by Ventiv Sales Representatives when making Calls.

2.12 “Project Items” means Promotional Materials, demonstration materials and samples which Iroko supplies to Ventiv in connection with the performance of Services by Ventiv under this Agreement.

2.13 “Project Team” means, collectively, Ventiv employees who serve in the role of the National Business Director, Training Manager, Project Manager or Employee Relations Managers, in providing Services under this Agreement.

2.14 “Promotional Materials” means all promotional support items approved by Iroko for use in marketing, promoting, and selling of Iroko Product, including without limitation the Product labeling and package inserts, sales aids and selling materials

2.15 “Recruitment Start Date” means the date 60 days prior to the PDUFA Date.

2.16 “Regional Business Manager (RBM)” means any individual employed by Iroko who is responsible for leading, monitoring and supporting the regional achievement of sales objectives and the implementation of both the POA and marketing plan for each product within the region.

2.17 “Sales Presentation” means a face-to-face contact in a medical office setting by a Ventiv Sales Representative with a Target and involves a presentation highlighting the product features and benefits for its approved indications, as well as risks and product safety information.

2.18 “Sales Representative Start Date” means the date which is [***] [***] after Iroko receives FDA approval for either ZORVOLEX™ or TIFORBEX™, on or about which date Sales Representatives will be on Ventiv payroll to provide the Services hereunder.

2.19 “Sales Representative Territory” means the local zip code based geography in which a Sales Representative works on a daily basis for Ventiv.

2.20 “Second Line Leader” means any individual employed by Iroko, including, but not limited to an Iroko Area Sales Vice President, who is responsible for leading, coaching, managing and supporting Iroko’s RBMs on a daily basis in the achievement of sales objectives and the implementation of the Iroko marketing plan and POA.

2.21 “Target” means a Health Care Professional identified by Iroko as a potential prescription writer and/or customer for Iroko Product

2.22 “Territory” means the United States of America, including its territories, possessions and Puerto Rico in which Iroko Product will be promoted.

2.23 “Trademarks” means any trademarks, service marks, trade names and trade dress used, owned or licensed by Iroko or its Affiliates.

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3. The Services. Ventiv will provide Iroko with a field force that consists of up to three hundred and fifty (350) full-time sales representatives (collectively, “Ventiv Sales Representatives”) who shall exclusively promote and sell Iroko Product and distribute Iroko Product Samples and Product Literature to Targets. Iroko may increase the number of Sales Representatives by providing Ventiv with a completed “Additional Sales Representative(s) Request Form” the form of which is attached hereto as Exhibit D. The services provided by Ventiv as more fully set forth in the attached Exhibit A shall include recruiting and training of the Ventiv Sales Representatives, implementation of the Call Plan, deployment of the Ventiv Sales Representatives, and execution of a sampling program (collectively, the “Services”). Sampling of the Product by Ventiv Sales Representatives shall be conducted in accordance with Exhibit C attached hereto.

4. Right to Sell Iroko Product. Iroko Product shall be promoted by Ventiv under trademarks owned by or licensed to Iroko and is a product which is either owned by Iroko and/or which Iroko has all lawful authority necessary to market and sell as Iroko Product. This Agreement does not constitute a grant to Ventiv of any property right or interest in Iroko Product or the trademarks owned by or licensed to Iroko and/or any other intellectual property rights which Iroko owns now or in the future. Ventiv recognizes the validity of and the title to all of Iroko’s owned or licensed trademarks, trade names and trade dress in any country in connection with Iroko Product, whether registered or not.

5. Iroko Responsibilities. Iroko shall be responsible for:

5.1 identifying Targets for Iroko Product;

5.2 establishing and maintaining the Call Plan for use by the Ventiv Sales Representatives in presenting Iroko Product;

5.3 producing and delivering Iroko Product samples and Iroko Product Literature to Ventiv in accordance with Applicable Law, including but not limited to PDMA;

5.4 reviewing and approving all Product Promotional Materials and Product Literature and for ensuring all such materials comply with Applicable Law;

5.5 hiring Regional Business Managers and Second Line Leaders, all of whom shall be Iroko employees and Iroko shall be responsible for salary, bonus, benefits and all employment matters with respect to such Iroko employees;

5.6 informing Ventiv promptly of any changes which Iroko believes are necessary or appropriate in the Product Literature or in information concerning Iroko Product in order to be in compliance with Applicable Law;

5.7 obtaining third party data;

5.8 responding timely to any inquiry concerning Iroko Product from any Health Care Professional; and

5.9 notifying Ventiv in the event it becomes subject to a federally mandated Corporate Integrity Agreement (CIA) that requires Ventiv to provide Iroko with data, training, analysis, oversight or certifications that are not contemplated by the Services described herein. In such event, the Parties shall mutually agree on an appropriate allocation of costs and expenses associated with Ventiv’s provision of such CIA related data, training, analysis, oversight or certifications not included in the scope of Services provided under this Agreement or any related SOW.

6. Ventiv Responsibilities. Ventiv shall be responsible for:

6.1 validating Targets for Iroko Product and ensuring that Ventiv Sales Representatives are presenting Iroko Product by making Calls pursuant to the Call Plan on Targets;

6.2 using only Promotional Materials and Product Literature approved and provided by Iroko and ensuring that personnel performing the Services do not develop, create or use any other materials or literature in connection with the marketing, sales or promotion of Iroko Product;

6.3 ceasing immediately the use of any Promotional Materials and Product Literature when Ventiv is instructed to do so by Iroko;

6.4 ensuring that Ventiv Sales Representatives performing the Services do not change Promotional Materials including, without limitation, by underlining or otherwise highlighting any text or graphics or adding any notes thereto;

6.5 limiting their statements and claims regarding Iroko Product, including as to efficacy and safety, to those which are consistent with the Product labels, package inserts and Promotional Materials;

6.6 ensuring that Ventiv personnel do not make any false or misleading statements about Iroko Product or any Competing Product;

6.7 reporting all field activities and expenditures in a manner that is timely, accurate and honest, and in accordance with policies and procedures for the applicable reporting systems; and

6.8 cooperating with Iroko, at Iroko’s expense, to conduct any necessary recalls of Iroko Product, Promotional Materials and/or Product Literature.

7. Ventiv Personnel.

7.1 Qualifications. Ventiv shall ensure that each individual who provides Services is an employee of Ventiv, and has and continues to maintain, throughout the term of this Agreement, all applicable professional licenses and certifications required by Applicable Law and by the professional boards and bodies having authority over them with respect to the provision of Services by such individual hereunder. The Services shall be performed by individuals whom Ventiv has determined are qualified to perform such services and in accordance with Section 9 and Exhibit A attached hereto.

7.2 Management. Subject to the other provisions of this Agreement, Ventiv shall have sole discretion over and responsibility for the hiring, training, terms and conditions of employment, supervision, performance evaluation and discipline, management, oversight, and termination of its personnel providing Services, but will reasonably consult with Iroko to ensure to Iroko’s satisfaction that the Services are being performed.

7.3 Identification of Personnel. Ventiv shall provide Iroko with a list of all individuals who will provide Services and provide periodic updates of the list as reasonably requested by Iroko. An e-mail address and phone number for each individual must be provided.

7.4 Disciplining and Removal of Personnel. Ventiv has sole authority to counsel, discipline, remove and replace individuals providing Services under this Agreement; provided, however, that Iroko may request that Ventiv remove any of Ventiv’s personnel providing Services upon written notification setting forth Iroko’s reasons for requesting the removal including identifying the individual’s actions and/or behavior that support the request; such request by Iroko will not be unreasonably denied. Ventiv shall promptly investigate any reports made by Iroko of problematic behavior by individuals providing Services and will apply such counseling or discipline as may be warranted in accordance with Ventiv’s human resources policies and considering Iroko’s prior request for removal. All employment decisions regarding a Ventiv employee shall be made solely and exclusively by Ventiv and are subject to compliance at all times with Ventiv’s human resource policies and procedures. In the event Ventiv removes any personnel who are providing Services or adds any personnel for the purpose of providing Services, Ventiv shall notify Iroko within forty-eight (48) hours following such action. Notwithstanding the foregoing, Ventiv shall not remove any individual identified as a project leader without providing Iroko (i) prior reasonable notification of its intent to do so and including where possible the reasons for such removal, and (ii) a reasonable opportunity to express its views on the matter. Any action or omission of Ventiv’s personnel shall be deemed to constitute an action or omission on the part of Ventiv.

8. Ventiv Compensation.

8.1 Fees. In full and complete compensation for all Services provided by Ventiv and for all obligations assumed by Ventiv hereunder, Iroko agrees to pay to Ventiv the fees, expenses and other amounts set forth and in accordance with Exhibit B attached hereto.

8.2 Expenses. Iroko shall reimburse Ventiv at actual cost for reasonable out-of-pocket expenses incurred in performing services under this Agreement following receipt of documentation for expenditures in accordance with Iroko’s business and entertainment policies and procedures. All out-of-pocket expenses, including without limitation, travel expenses, shall be paid by Iroko at cost without mark-up.

8.3 [***]

8.4 Taxes. All amounts payable by Iroko shall be inclusive of all local, municipal, state, and federal sales and use taxes, excise taxes, taxes on personal property owned by Ventiv, duties, and all other governmental fees and taxes or charges applicable to the performance of the Services.

8.5 No Additional Compensation. Except for the compensation set forth herein, Ventiv acknowledges and agrees that it is entitled to receive no other amounts from Iroko or any other party.

8.6 Invoices and Payment. Ventiv shall issue invoices to Iroko for payment and reimbursement of fees and expenses except as otherwise stated in the attached Exhibit B. Ventiv shall submit a statement setting forth the services performed, number and days worked by Ventiv’s personnel, and expenses incurred during the period covered. Iroko will pay undisputed invoiced amounts within thirty (30) days following receipt of the invoice.

9. Compliance with Law. This Agreement is subject to, and the Parties will comply with, Applicable Law, and neither party will be required to perform any act or to refrain from any act that would violate Applicable Law. Additionally, during the term of the Agreement, Ventiv shall:

9.1 not assign any individual to provide Services who is currently excluded, debarred, suspended, or otherwise ineligible to participate in federal healthcare or other programs, including any individuals listed on relevant websites of the Office of Inspector General or the General Services Administration (e.g., http://oig.hhs.gov/fraud/exclusions.html and http://epls.arnet.gov/);

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9.2 notify Iroko immediately if any individual assigned to provide Services becomes excluded, debarred, suspended or otherwise ineligible to participate in any Federal programs and immediately terminate any such individual’s provision of Services to Iroko;

9.3 require all individuals assigned to provide Services to sign an acknowledgment, in a form to be provided by Iroko and reasonably agreed by Ventiv, that they will abide by Iroko’s Code of Conduct in connection with the work performed for Iroko;

9.4 require all individuals assigned to provide Services to complete within thirty (30) days certain Iroko annual training requirements, including without limitation training delivered through Iroko’s training system or any other program used by Iroko; and

9.5 cooperate with Iroko and its representatives to the extent reasonably necessary for Iroko to comply with obligations Iroko may have under Applicable Law, including any judicial activities or other proceedings and investigations.

9.6 notify Iroko within one (1) business day after it becomes aware of any potential or actual violation of applicable federal healthcare law (e.g. FDCA, PDMA, “fraud and abuse”, antikickback, consumer protection and false claims statutes and regulations, as well as applicable PhRMA, state, or other industry codes), disclose to Iroko all facts and circumstances known to Iroko at that time regarding the potential or actual violation, and cooperate fully with Iroko in connection with my investigation and/or resolution.

10. Confidentiality; Ownership of Property.

10.1 Confidential Information. During the performance of the Services contemplated by this Agreement, each Party may learn confidential, proprietary, and/or trade secret information of the other Party (“Confidential Information”). The Party disclosing Confidential Information shall be referred to as the “Disclosing Party” and the Party receiving Confidential Information shall be referred to as the “Receiving Party.”

10.2 Definition. Confidential Information means any information, unknown to the general public, which is disclosed by the Disclosing Party to the Receiving Party under this Agreement. Confidential Information includes, without limitation, technical, trade secret, commercial and financial information about either Party’s (a) research or development; (b) marketing plans or techniques, contacts or customers; (c) organization or operations; (d) business development plans (e.g., licensing, supply, acquisitions, divestitures or combined marketing); (e) products, licenses, trademarks, patents, other types of intellectual property or any other contractual rights or interests (including without limitation processes, procedures and business practices involving trade secrets or special know-how) and (f) in the case of Ventiv, the names, addresses, phone numbers and work assignments of Ventiv employees. The Receiving Party shall neither use or disclose Confidential Information from the Disclosing Party for any purpose other than is specifically allowed by this Agreement.

10.3 Duties on Agreement Expiration/Termination. Upon the expiration or termination of this Agreement, the Receiving Party shall return to the Disclosing Party all tangible forms of Confidential Information, including any and all copies and/or derivatives of Confidential Information made by either Party or their employees as well as any writings, drawings, specifications, manuals or other printed or electronically stored material based on or derived from, Confidential Information. Any material or media not subject to return must be destroyed. With respect to data relating to Services provided under this Agreement and which are electronically stored on Ventiv systems, Ventiv shall return such data to Iroko upon termination or expiration of this Agreement and shall certify to Iroko that all copies have been returned and deleted from Ventiv systems. The Receiving Party shall not disclose to third parties any Confidential Information or any reports, recommendations, conclusions or other results of work under this Agreement without prior written consent of an officer of the Disclosing Party. The obligations set forth in this Section 10, including the obligations of confidentiality and non-use shall be continuing and shall survive the expiration or termination of this Agreement and will continue for a period of three (3) years.

10.4 Exempt Information; Required Disclosure. The obligations of confidentiality and non-use set forth herein shall not apply to the following: (i) Confidential Information at or after such time that it is or becomes publicly available through no fault of the Receiving Party; (ii) Confidential Information that is already independently known to the Receiving Party as shown by prior written records; (iii) Confidential Information at or after such time that it is disclosed to the Receiving Party by a third party with the legal right to do so; (iv) Confidential Information required to be disclosed pursuant to judicial process, court order or administrative request, provided that the Receiving Party shall so notify the Disclosing Party sufficiently prior to disclosing such Confidential Information as to permit the Disclosing Party to seek a protective order and provide assistance in obtaining such an order to prevent disclosure.

10.5 Property Ownership. All materials and documents supplied to either Party during the Term of this Agreement, including but not limited to marketing material, sales force automation software, report designs, and sales training materials shall be the sole and exclusive property of the originator of those materials and developments. Each Party agrees to hold all such property and developments, confidential in accordance with this Section 10 of the Agreement.

10.6 Agreement Confidential. The existence, subject matter and terms of this Agreement shall be deemed Iroko’s Confidential Information.

10.7 No Use of Names. Neither party shall use the name of the other party or its Affiliates without the other party’s prior written consent.

10.8 Injunctive Relief. Any breach of the provisions of this Section 10 may result in significant and irreparable damages to the discloser. Accordingly, the discloser will be entitled, in addition to any other remedies available at law, to seek injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach hereof.

11. Independent Contractors. Ventiv and its directors, officers, employees and all members of the Project Team are at all times independent contractors with respect to Iroko. No member of the Project Team shall be deemed to be an employee of Iroko. Ventiv is solely responsible for withholding federal, state, or local income tax or other payroll tax of any kind on behalf of its employees. Ventiv employees are not eligible for, are not entitled to, and shall not participate in any of Iroko’s benefit plans or programs, including but not limited to, any pension plan, welfare plan, profit sharing plan or any other “employee pension benefit plan”, or insurance plan or any other “employee welfare benefit plan” or “employee benefit plan” (as those terms are defined by the Employee Retirement Income Security Act of 1974, as amended) or any other plan, program, fringe, award, bonus, perquisite or other benefit (such as, but not limited to, vacation and holiday pay) incident to employment offered from time to time by Iroko. Ventiv is responsible for the payment of all required payroll taxes, whether federal, state, or local in nature, including, but not limited to income taxes, Social Security taxes, Federal Unemployment Compensation taxes, and any other fees, charges, licenses, or similar payments required by law.

12. Iroko Conversion Option (Open Opportunity Hiring and Block Selection).

12.1 Notwithstanding Section 15, below, during the Term (or any Additional Term) and after the Deployment Date, Iroko may consider, solicit, employ or retain one or more Ventiv Sales Representatives performing Services hereunder (an “Open Opportunity Hiring”) along with other qualified candidates for open and advertised sales representative positions. Iroko shall give sixty (60) days prior written notice to Ventiv of any Open Opportunity Hiring. Should there be Open Opportunity Hiring by Iroko and a Ventiv employee is selected for the position, Ventiv will backfill the respective position so as to maintain the previously agreed upon number of Ventiv Sales Representatives performing Services hereunder. In the event Iroko wishes to implement an Open Opportunity Hiring during the Term (or any Additional Term), Iroko shall pay Ventiv [***] for each replacement/backfill Ventiv Sales Representative.

12.2 Notwithstanding Section 15, below, Iroko may consider, solicit, employ or retain one or more Ventiv Sales Representatives performing Services hereunder and Ventiv shall not backfill the respective position (a “Block Selection”) provided that: (i) such hiring may not occur prior to the first anniversary of the Deployment Date and (ii) Iroko provides at least ninety (90) days prior written notice to Ventiv of any Block Selection. In the event Iroko wishes to implement a Block Selection, Iroko shall pay Ventiv a Conversion fee based upon the date of the actual Block Selection, in accordance with the following:

	Year One	Commencement of Year Two until eighteen month anniversary of Deployment Date	Eighteen month anniversary of Deployment Date until end of Year Two	After Year Two

Ventiv Sales Representative Conversion Fee	No conversion permitted	[***]	[***]	[***]

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12.3 Iroko understands and agrees that Ventiv cannot guarantee that any Ventiv Sales Representative will agree to participate in an Open Opportunity Hiring or Block Selection. Ventiv understands and agrees that Iroko is not obligated to hire Ventiv Sales Representatives, but will consider all qualified candidates for any open sales representative positions.

12.4 In the event Iroko implements an Open Opportunity Hiring or Block Selection, the Parties agree that any and all training materials made available to the Ventiv Sales Representatives will be immediately returned to Ventiv, it being understood and agreed that the Ventiv proprietary training modules constitutes valuable and proprietary information of Ventiv and is subject to the confidentiality obligations set forth in Section 10, above. Within five (5) days of implementing an Open Opportunity Hiring or Block Selection in which a Ventiv Sales Representative is selected, Iroko shall return to Ventiv any originals and copies of the Ventiv proprietary training modules which had been in possession of the selected Ventiv Sales Representatives

12.5 In the event Iroko conducts an Open Opportunity Hiring or Block Selection (collectively, a “Selection”) and the selected Ventiv Sales Representative had been provided with use of a fleet automobile leased, rented or owned by Ventiv and Iroko wishes to commence an arrangement with the fleet vendor to assume such cars (and all associated costs and liabilities) under Iroko’s name, the selected Ventiv Sales Representative may only continue to have access to such automobile following the Selection if Iroko either: (i) registers the fleet automobile under its name; or (ii) ensures that Ventiv remains named as an additional insured under Iroko’s automobile insurance policies until such time as the vehicle is registered in Iroko’s name (which shall occur no later than three (3) months following the Selection). The Parties understand and agree that it is solely Iroko’s obligation to ensure one of the above actions are taken and Iroko shall be responsible for indemnifying defending and holding Ventiv harmless for all damages resulting from Iroko’s failure to take such action. The Parties further agree that on the effective date of the Selection, Iroko shall destroy the Ventiv insurance card(s) in the fleet vehicle(s) of the selected Ventiv Sales Representative.

12.6 Upon any selection under this Section 12, the parties will meet and discuss in good faith the impact of such selection on any applicable risk metrics.

13. Records; Reports; Notifications; Regulatory Inquiries; Audits

13.1 Records. Ventiv shall keep and maintain, during the term of this Agreement and for a period of three (3) years thereafter, complete and accurate records relating to the Services and Project Items provided under this Agreement.

13.2 Reports. Ventiv shall provide Iroko with the periodic reports described in Exhibit A attached hereto and at the frequency set forth herein.

13.3 Notifications. Ventiv shall notify Iroko within twelve (12) hours if Ventiv receives any information that relates, refers or pertains to an adverse event, a technical complaint relating to any Iroko Product or any report of any other problem involving any Iroko Product (e.g., contamination, discoloration, improper labeling, adulteration, etc.). Ventiv shall notify Iroko promptly if Ventiv receives any information that relates, refers or pertains to the initiation of any investigation, claim, lawsuit or other proceeding against Ventiv that relates to the Services, Project Items or Iroko Product or any Ventiv personnel in their role providing Services hereunder.

13.4 Regulatory Inquiries. Ventiv shall notify Iroko immediately following receipt of any request for information by any regulatory authority regarding Iroko, the Services, Project Items or Product, and shall permit representatives of Iroko to assist Ventiv in the preparation of a response. Further, Ventiv shall permit representatives of the Food and Drug Administration (“FDA”) or Drug Enforcement Agency or their agents to visit and inspect and audit any and all records, documents, or facilities related to or used in the promotion, sale and/or sampling of Iroko Product and will promptly provide Iroko with prior written notice of such visit, inspection, and/or audit.

13.5 Audit. During the term of this Agreement and for a period of one (1) year thereafter, upon reasonable prior written notice and during normal business hours, Iroko shall be entitled to inspect and audit, directly or through a third party all books and records of Ventiv, at Iroko’s sole expense, which are maintained by Ventiv in connection with the Services provided under this Agreement. In addition, Iroko shall have the right, during the terms of this Agreement, to inspect Ventiv’s facility, during normal business hours, upon reasonable prior written notice and at Iroko’s sole expense. Notwithstanding the foregoing or anything to the contrary herein, Iroko may audit Ventiv for cause during normal business hours and at Iroko’s sole expense upon reasonable prior written notice.

14. Property Rights.

14.1 Exclusive Rights. Iroko shall retain all rights in any data, works, materials and intellectual and other property provided by Iroko to Ventiv and its personnel. No licenses, express or implied, are granted by Iroko under this Agreement.

14.2 Works-for-Hire. All deliverables and other data, reports, works of authorship, inventions (whether reduced to practice or not), know-how, software, improvements, designs, devices, inventions (whether or not patentable), processes, methods, products and other work product developed, authored, conceived, produced or acquired by Ventiv or any of its personnel pursuant to this Agreement (the “Work Product”) shall be deemed “works made for hire” and shall be the exclusive property of Iroko. To the extent that any of the Work Product may not, as a matter of law, be deemed a work made for hire, Ventiv hereby assigns to Iroko all right, title and interest in the Work Product. Ventiv shall execute and deliver any documents and do such things as may be necessary or desirable in order to carry into effect the provisions of this Section 14. All Work Product shall be deemed the Confidential Information of Iroko.

14.3 General Expertise. Iroko acknowledges that Ventiv’s ability to perform the Services is dependent on Ventiv’s past experience in providing similar service to others, and that Ventiv expects to continue such work in the future. Ventiv retains and is not conveying to Iroko its methods of business or operation or expertise relating to services that it provides. Further, to the extent any Work Product or work made for hire include Ventiv’s concepts, ideas, models, know-how, software, methodologies, technology, techniques, procedures, management tools, workshops, manuals, macros, data files, inventions, and other intellectual capital and property that Ventiv has developed, created or acquired prior to, in the course of, or independent of performing Services under this Agreement (the “Ventiv Materials”), Ventiv shall retain exclusive ownership in such Ventiv Materials. Ventiv hereby grants Iroko a non-exclusive, fully paid up, perpetual, non-transferable, royalty-free right and license, for it to use the Ventiv Materials solely in connection with its use of the deliverables created by Ventiv in connection with the Services.

14.4 Trademarks. Ventiv shall use Trademarks in connection with performance of the Services. Nothing in this Agreement shall be deemed to give Ventiv my rights, title or interest in or to any Trademarks. Ventiv shall not, or knowingly cause another third party to, contest or dispute or otherwise impair or endanger the validity of, or the exclusive rights of Iroko of its Affiliates in or to, any of the Trademarks. Ventiv acknowledges that all use of the Trademarks by or on behalf of Ventiv shall inure to the benefit of Iroko or its Affiliates. Ventiv shall not be entitled to any compensation for any increase in the value of the Trademarks or in the goodwill associated therewith. Ventiv, upon written request by Iroko, shall provide reasonable assistance to Iroko or its Affiliates to safeguard their Ml rights, title and interest in and to the Trademarks. Ventiv shall promptly advise Iroko of all cases of actual, potential or suspected infringement of the Trademarks that came to Ventiv’s attention and shall render assistance reasonably requested in connection with any action taken by Iroko.

15. Non-Competition; Non-Solicitation.

15.1 Non-Competition. For so long as Ventiv is providing Services under this Agreement and for a period thereafter equal to lesser of either (i) the actual length of time of the term of this Agreement; or (ii) one (1) year thereafter, Ventiv shall not, directly or indirectly, assign the National Business Director:

15.1.1. market, promote, present, sell or accept orders for the sale of any Competing Products in the Territory; or

15.1.2. assist or cooperate with any third party in connection with the marketing, promotion, presenting, selling or acceptance of orders for the sale of any Competing Product in the Territory.

15.2 Limitations Reasonable. Ventiv acknowledges that the temporal and geographic limitations set forth in this Section 15 are reasonable and necessary to protect the legitimate interests of Iroko and agrees not to contest such limitations in any proceeding. The period of time during which Ventiv is prohibited from engaging in certain activities pursuant to the terms of this Section 15 shall he extended by the length of time during which Ventiv is in breach of any of the terms of this Section 15 as determined by any judicial or other legally binding proceeding.

15.3 Injunctive Relief. Ventiv further acknowledges that the failure by Ventiv to comply with any of the provisions of this Section 15 will result in irreparable injury and continuing damage to Iroko for which there will be no adequate remedy at law and that, in the event of a failure of Ventiv to so comply, Iroko shall be entitled to such temporary, preliminary and permanent injunctive relief as may be proper and necessary to ensure compliance with all the provisions of this Section 15 without having to prove actual damages or to post a bond.

15.4 Non-Solicitation.

15.4.1. Neither Party may solicit the employees or independent contractors of the other Party with whom they interact under this Agreement to become employees of, or consultants to, the other Party during the Term of this Agreement and any SOW for a one (1) year period following the termination of both this Agreement and any SOW. The provisions of this Section 15.4 shall not apply with respect to either Party’s employees or independent contractors who seek employment from the other Party on their own initiative, such as, but not limited to, in response to a Party’s general vacancy announcement or advertisement.

15.4.2. Iroko agrees during the Term of this Agreement and for one (1) year thereafter not: (i) to provide any contact information (including name, address, phone number or e-mail address) of any Ventiv employee to any third party which provides or proposes to provide Iroko with the same services being provided by Ventiv pursuant to this Agreement or any related SOW, or (ii) to assist actively in any other way such a third party in employing or retaining such Ventiv employee. Iroko shall pay or cause the third party to pay Ventiv $25,000 for each Ventiv employee so employed or retained as liquidated damages for breach of this Section 15.4.2. The provisions of this Section 15.4 shall not apply to Conversions made pursuant to Section 12 hereof.

16. Management of the Relationship.

16.1 The Patties will establish a joint committee that will be the policy and final decision body to manage the business relationship between the parties with regards to Iroko Product (the “Steering Committee”). In addition, the Parties will establish an operational team to manage day to day operational issues and decisions relating to the Services (the “Operational Team”).

16.2 The Steering Committee shall not have more than eight (8) members and shall comprise an equal number of members from both Iroko and Ventiv, provided, however, that each party must have on the Steering Committee, employees/officers with functional representation in the following areas: (i) Sales, (ii) Compliance, and (iii) Business Development/Alliance Management. The Steering Committee shall meet at least once every other month face-to-face unless a greater frequency is agreed by both Parties, and at a minimum once a year face-to-face.

16.3 The Operational Team shall consist of the Iroko VP of Sales or designee and Ventiv National Business Director or designee and shall meet preferably face-to-face at least once every two weeks at the discretion of the Operational Team throughout the term of this Agreement. Issues that are not resolved by the Operational Team shall be escalated to the Steering Committee for resolution.

17. Indemnification.

17.1 Ventiv. Ventiv shall indemnify and hold Iroko, its officers, directors, agents and employees harmless from and defend against any and all third party liabilities, losses, proceedings, actions, damages, claims or expenses of any kind, (including, but not limited to, court costs and reasonable attorneys’ fees) (collectively “Claims”) arising out of or in connection with: (i) any negligent or reckless acts or omissions or acts or omissions amounting to willful misconduct by Ventiv, its agents, directors, officers, or employees or acts outside the scope of their duties in performing the Services (except to the extent the actor was following the instructions of Iroko or its representatives), or (ii) my material breach of this Agreement or my related SOW by Ventiv, its agents, directors, officers or employees.

17.2 Iroko. Iroko shall indemnify and hold Ventiv, its officers, directors, agents, and employees harmless from and defend against any and all Claims arising out of or in connection with: (i) any negligent or reckless acts or omissions, or willful misconduct by Iroko, its agents, directors, officers or employees, (ii) any material breach of this Agreement or any related SOW by Iroko, its agents, directors, officers, or employees, (iii) Iroko Product liability claims, whether arising out of warranty, negligence, strict liability (including manufacturing, design, warning or instruction claims) or any other product based statutory claim, but excluding any claims for which Ventiv indemnifies Iroko under this Agreement or (iv) any intellectual property infringement claims relating to any trademarks owned by or licensed to Iroko.

17.3 Procedure. In case any action, proceeding or claim shall be brought against one of the parties hereto (an “Indemnified Party”) based upon any of the above Claims and in respect of which indemnity may be sought against the other party hereto (the “Indemnifying Party”) such Indemnified Party shall promptly notify the Indemnifying Party in writing. The failure by an Indemnified Party to notify the Indemnifying Party of such Claim shall not relieve the Indemnifying Party of responsibility under this Section 17, except to the extent such failure adversely prejudices the ability of the Indemnifying Party to defend such claim. The Indemnifying Party at its expense, with counsel of its own choice, shall defend against, negotiate, settle or otherwise deal with any such claim, provided that the Indemnifying Party shall not enter into any settlement or compromise of my claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party without the Indemnified Party’s prior written consent. The Indemnified Party may participate in the defense of any claim with counsel of its own choice and at its own expense. The parties agree to cooperate fully with each other in connection with the defense negotiation or settlement of any such claims. In the event that the Indemnifying Party does not undertake the defense, compromise or settlement of any claim, the Indemnified Party shall have the right to control the defense or settlement of such claim with counsel of its choosing. Notwithstanding the foregoing, Iroko shall fully control any defense relating to Iroko Product liability claims.

17.4 Iroko shall reimburse Ventiv for all reasonable actual out-of-pocket expenses incurred by Ventiv in connection with responses to subpoenas and other similar legal orders issued to Ventiv in respect to Iroko’s Products or the Services performed under this Agreement and any related SOW. However, Iroko shall have no obligation to reimburse Ventiv for my such expenses arising out of, in connection with or otherwise relating to actions or omissions of Ventiv or its employees, officers, directors and/or Affiliates feat violate this Agreement or Applicable Law.

17.5 Ventiv shall reimburse Iroko for all reasonable actual out-of-pocket expenses incurred by Iroko in connection with responses to subpoenas and other similar legal orders issued to Iroko in respect to Ventiv’s services generally and where Ventiv is the investigation target. However, Ventiv shall have no obligation to reimburse Iroko for any such expenses arising out of, in connection with or otherwise relating to actions or omissions of Iroko or its employees, officers, directors and/or Affiliates that violate this Agreement or Applicable Law.

18. Insurance.

18.1 Ventiv.

18.1.1. During the term of this Agreement and for so long as Ventiv is performing the Services hereunder, Ventiv shall maintain insurance coverage as follows:

Policy	Limits	Coverage
Comprehensive General Liability	$1,000,000 per occurrence and $2,000,000 per year (with a deductible or SIR up to $50,000)	Coveting bodily injury, personal injury, property damage, including without limitation all contractual liability for such injury or damage assumed by Ventiv under this Agreement.

Worker’s Compensation	$1,000,000 (except in States which require purchase of state insurance plan coverage; in those States, the policy limits are those provided by the State Plan)	In accordance with all federal, state, and local requirements.

Umbrella Liability	$3,000,000 per occurrence and $3,000,000 per year

Errors and Omissions Liability	$1,000,000 per occurrence and $3,000,000 per year (with a deductible or SIR up to $1,000,000)

Automobile Liability	$1,000,000 per occurrence for vehicles owned, leased, or rented by Ventiv	Commercial automobile liability insurance.

18.1.2. Except as set forth in Section 18.1.3, below, Iroko, and its directors, offices, employees, agents, subsidiaries and Affiliates shall be named as additional insured, as their interest may appear, on a primary, non-contributory basis under each such policy of insurance obtained by Ventiv. All of the foregoing policies shall be issued by a recognized insurer rated “A-VII” or better by a recognized and reputable rating agency. These insurance provisions set forth the minimum amounts and scopes of coverage to be maintained by Ventiv and shall not be construed in any way as a limitation on Ventiv’s liability under this Agreement. Where there is an indemnity obligation under this Agreement, the insurance coverages shall be primary and will not participate with nor will be in excess of any valid and collectable insurance or program of self-insurance carried or maintained by Iroko. Each Party shall furnish the other Party with certificates of insurance evidencing all of the insurance coverage specified in this Section 18 within thirty (30) days of execution of this Agreement. In the event that any Services under this Agreement are to be rendered on behalf of Ventiv by individuals other than Ventiv’s own employees, Ventiv shall arrange for such individuals to forward to Iroko, prior to commencement of services by them, certificates of insurance evidencing such amounts, in such form, and with such insurance companies as are satisfactory to Iroko.

18.1.3. Iroko shall carry product liability insurance in the amount of at least Ten (10) Million dollars, subject to the good faith review and appropriate increase upon the launch of the Products, Each Party shall name the other Party as an additional insured on all liability insurance coverage with the exception that Ventiv will not name Iroko as an additional insured nor extend its Products Liability, Errors & Omissions/Professional Liability or its Employment Practices Liability insurance to Iroko.

19. Term and Termination.

19.1 Term. The term of this Agreement shall commence as of the Effective Date and unless earlier terminated in accordance with the terms hereof, shall continue in effect for two (2) years from the Deployment Date (the “Term”). The period from the Deployment Date until the day prior to the one year anniversary of the Deployment Date shall be referred to herein as “Year One” and the period from the one year anniversary of the Deployment Date through the day prior to the second anniversary of the Deployment Date shall be referred to herein as “Year Two”. This Agreement will renew for additional periods of one year each (each an “Additional Term”), upon written agreement by the Parties to be executed at least ninety (90) days prior to the end of the Term or the Additional Term as the case may be. The compensation to Ventiv for any Additional Term must be agreed upon and set forth in the written agreement between the Parties.

19.2 Termination for Convenience. Either Party may terminate this Agreement at any time for any reason upon ninety (90) days prior written notice to the other Party; provided, however, that the actual termination date may not occur prior to the one year anniversary of the Deployment Date.

19.3 Termination For Breach. This Agreement may be terminated by either party if the other party has breached any material term or condition of the Agreement and such breach remains uncured for sixty (60) days following written notice from the non-breaching party specifying the breach.

19.4 Bankruptcy/Insolvency. This Agreement may be terminated by either party, on ten (10) days notice to the other party, if the other party makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, if a receiver or trustee is appointed with respect to a substantial part of such other party’s property or a proceeding is commenced against it which will substantially impair its ability to perform hereunder.

19.5 Termination for Late Payment: Failure to Pay. Ventiv may terminate this Agreement or any related SOW, if any undisputed payment to Ventiv by Iroko is not made when due and such payment is not made within fifteen (15) days from the date of written notice from Ventiv to Iroko of such nonpayment.

19.6 Effect of Expiration or Termination.

19.6.1. Ventiv’s Duties. Upon expiration or termination of this Agreement, Ventiv shall:

(i) assist Iroko by performing all reasonably requested tasks in the decommissioning and transitioning of the applicable Services to Iroko or Iroko’s designee to ensure a smooth transition and uninterrupted provision of the Services including, but not limited to continuation of applicable Services pursuant to the terms of the Agreement for up to ninety (90) days and referring to Iroko or its designee of all inquiries relating to Iroko, the applicable Services and the applicable Project Items;

(ii) except to the extent set forth above, (a) immediately cease performance of Services, (b) ensure that all Confidential Information, Project Items, Work Product, building passes, identification badges, electronic data kept in Ventiv’s systems and any other property of Iroko in Ventiv’s possession or control is returned to Iroko, (c) take all reasonable steps to minimize costs relating to such termination;

(iii) provide to Iroko a list of all Ventiv personnel fully dedicated to providing the Services and Iroko or its designee shall be entitled, with the cooperation of Ventiv, to offer employment or a consulting engagement to some or all of such personnel, subject to any additional terms set forth in the applicable Task Orders. The Parties agree and acknowledge that this list and any information pertaining to such personnel shall be deemed not to be Confidential Information of Ventiv and shall not constitute an offer of employment to such personnel, and that Iroko shall have no obligation to offer employment to such personnel; and

(iv) at Iroko’s request, transfer and deliver to Iroko all equipment (e.g., fleet automobiles, laptops, iPads, etc. (collectively “Equipment”) that Iroko has paid for as a pass-through expense. Where lessor consent is required, Ventiv will endeavor to negotiate lessor consent at the time of leasing.

19.6.2. Iroko’s Duties. Upon expiration or termination of this Agreement, Iroko shall:

(i) pay for services rendered through the date of termination or expiration;

(ii) In the case of termination of this Agreement or any related SOW by Iroko (except for termination by Iroko pursuant to Section 19.2 or 19.3, or at the end of the Term (or any Additional Term), or in the event Iroko conducts a Conversion (as set forth in Section 12 above), Iroko shall (in addition to all other payment obligations under this Agreement) promptly pay (or if paid by Ventiv, promptly reimburse) Ventiv for: the amount due any lessor or rental agent of the Equipment leased or owned by Ventiv and provided to members of the Project Team, for any early termination (excluding termination under Sections 19.2 or 19.3) of the lease or rental agreement. In addition, Iroko may elect to either: (i) in the event the Equipment is owned by Ventiv, transfer the Equipment to Iroko and pay an amount equal to the net book value (if any) of the Equipment on the books of Ventiv at the time of the transfer event, or in the event the Equipment is subject to a lease or finance lease, the Equipment may be transferred to Iroko (subject to the last sentence of this Section 19.6.2(ii)) and Iroko shall assume the responsibility for all further payments due (including costs associated with the transfer), or (ii) pay Ventiv the net loss to Ventiv on such Equipment determined by the difference between the net book value of such Equipment and the actual net price received by Ventiv for the disposal of such Equipment, plus any amounts due by Ventiv in connection with the lease or rental termination and costs associated with the storage and disposal of said Equipment Any proposed transfer of Equipment to Iroko shall be subject to Iroko establishing its own relationship and credit with the entity that Ventiv contracted with to lease or rent such Equipment; and

(iii) In the event of termination by Iroko pursuant to section 19.2 or by Ventiv pursuant to section 19.3 or 19.4, any risk metric based on sales of a Product shall be paid by Iroko to Ventiv for the then current period on a prorated basis at the greater of (i) 100% of sales target; or (ii) the actual sales trend at the time of termination.

19.7 Survival. Expiration or termination of this Agreement shall not relieve either party of any obligation or liability accrued prior to the termination date. The obligations of the parties set forth in Sections 9, 10, 13, 14, 15, 17, 18, 19, 20, 21, and 22 of this Agreement shall survive expiration or early termination of this Agreement.

20. Representations and Covenants.

20.1 Mutual. Each party represents and covenants to the other that (i) as of the Effective Date it has full right, power and authority to enter into this Agreement, (ii) this Agreement has been duly executed by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms and (iii) it does not now have, and will not during the term of this Agreement have, any obligations or other commitments to a third party that might interfere with its obligations hereunder.

20.2 By Ventiv. Ventiv covenants, represents, and warrants that:

20.2.1. it shall perform, and shall require that all Sales Representatives to perform, all Services in a professional, workmanlike manner consistent with industry standards and in conformance with that level of care and skill ordinarily exercised by other competent professional contract service organizations in similar circumstances and in accordance with those specifications and timelines set forth herein. Ventiv shall ensure that its employees or agents complete the Services in a timely manner and in accordance with the terms of this Agreement;

20.2.2. the Ventiv Sales Representatives shall not be permitted to add, delete or modify claims of efficacy or safety of the Product, nor make any changes (including but not limited to, underlining or otherwise highlighting any language or adding any notes thereto) in the Product Literature. Ventiv shall only use and shall permit the Ventiv Sales Representatives to only use the Product Literature provided by Iroko. Ventiv and the Ventiv Sales Representatives shall not develop, create, or use any other promotional material or literature or alter Product Literature provided by Iroko. Ventiv shall immediately cease the use of any Product Literature when instructed to do so, in writing, by Iroko. Ventiv shall use the Product Literature only for the purposes of this Agreement;

20.2.3. it shall not, and shall not permit Ventiv Sales Representatives to, directly or indirectly, pay, offer or authorize payment of anything of substantial value (either in the form of compensation, gift, contribution or otherwise) to any person or entity in a position to order or purchase the Product contrary to any law;

20.2.4. it shall not, and shall not permit the Ventiv Sales Representatives to, directly or indirectly, make any representations or warranties relating to Iroko Product that conflict, or are inconsistent with the FDA approved labeling for the Iroko Product;

20.2.5. it shall require that each Ventiv Sales Representative promote, market and sell Iroko Product as well as distribute samples in accordance with Applicable Law

20.2.6. neither it nor the Work Product will violate, infringe or misappropriate any right or legally protected interest of any person or entity;

20.2.7. it has obtained and will maintain all releases, permissions and licenses necessary for Iroko to perform the Services;

20.2.8. it shall implement appropriate physical and technological measures to prevent Confidential Information of Iroko from being disclosed to or accessed by third parties; and

20.2.9. any computer systems provided by Ventiv and used in connection with the Services will (i) operate substantially in accordance with any descriptions or specifications set forth in this Agreement or otherwise published by Iroko and (ii) be available without interruption, except for any scheduled down time needed to maintain the effective operation of such systems and when interruptions are caused by conditions outside of Ventiv’s reasonable control.

20.3 By Iroko. Iroko covenants, represents, and warrants that:

20.3.1. it recognizes that for Ventiv to comply with its obligations hereunder, it shall need the good faith cooperation of Iroko to provide Ventiv with the necessary materials and assistance required to enable Ventiv to perform the Services;

20.3.2. the Services being provided by Ventiv are in furtherance of Iroko’s program of marketing and promoting Iroko Product and as such, Iroko is responsible for ensuring, and further, Iroko represents and warrants, that Iroko’s program is being implemented by Vastly pursuant to the terms hereof (but not the implementation thereof by Ventiv), adheres to Applicable Law;

20.3.3. it shall ensure that none of its employees working with the Project Team or in connection with the Services, directly or indirectly instruct any Ventiv employee to pay, offer or authorize payment of anything of substantial value (either in the form, of compensation, gift, contribution or otherwise) to any person or entity in a position to order, recommend or purchase the Product contrary to any law;

20.3.4. neither it nor any of its employees directly or indirectly instruct any Ventiv employee to make any representations or warranties relating to the Product that conflict, or are inconsistent with applicable laws or the FDA approved labeling for the Product; and

20.3.5. The Project Items provided to Ventiv for use in providing the Services will not violate, infringe, or misappropriate any right or legally protected interest of any person or entity and shall comply with Applicable Law.

20.4 Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS FOR ANY PARTICULAR PURPOSE AND NON-INFRINGEMENT.

21. Limitation of Liability. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR LOST PROFITS, OR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR SIMILAR DAMAGES (COLLECTIVELY “CONSEQUENTIAL DAMAGES”), HOWEVER CAUSED AND ON ANY LEGAL THEORY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS OF THIS SECTION SHALL NOT LIMIT A PARTY’S INDEMNIFICATION OBLIGATIONS OR LIABILITY FOR BREACH OF ITS CONFIDENTIALITY OBLIGATIONS. IN ADDITION, THE TOTAL LIABILITY OF VENTIV TO IROKO FOR CONSEQUENTIAL DAMAGES RELATING TO BREACH OF ITS CONFIDENTIALITY OBLIGATIONS SHALL BE LIMITED TO THE TOTAL FEES ACTUALLY PAID BY IROKO TO VENTIV FOR SUCH SERVICES GIVING RISE TO THE CLAIMS DURING THE ONE (1) YEAR PERIOD IMMEDIATELY PRECEEDING THE EVENT GIVING RISE TO THE CLAIM.

22. Miscellaneous.

22.1 Authority to Contract. Each Party represents to the other that the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action; that the Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable in accordance with its terms (except to the extent enforcement is limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general principles of equity); and that this Agreement and performance hereunder does not violate or constitute a breach under any organizational document of such Party or any contract, other form of agreement, or judgment or order to which such Party is a party or by which it is bound.

22.2 Assignment. Neither Ventiv nor Iroko may assign this Agreement or any of its rights, duties or obligations hereunder or subcontract to others without the other Party’s prior written consent, such consent not to be unreasonable withheld, provided, however, that either Ventiv or Iroko may assign its rights, duties and obligations as part of an acquisition of Ventiv or Iroko, as the case may be, so long as the acquirer (i) is a financially capable business entity, (ii) expressly assumes in writing those rights, duties and obligations under this Agreement and this Agreement itself and (iii) is not a competitor of the other Party.

22.3 Force Majeure. Noncompliance with the obligations of this Agreement due to a state of force majeure, the laws or regulations of any government, regulatory or judicial authority, war, civil commotion, destruction of facilities and materials, fire, flood, earthquake or storm, labor disturbances, shortage of materials, failure of public utilities or common carriers, and any other causes beyond the reasonable control of the applicable Party, shall not constitute a breach of contract.

22.4 Severability. If any provision of this Agreement is finally declared or found to be illegal or unenforceable by a court of competent jurisdiction, both Parties shall be relieved of all obligations arising under such provision, but, if capable of performance, the remainder of this Agreement shall not be affected by such declaration or finding.

22.5 Notices. Any notices required or permitted under this Agreement shall be given in person or sent by first class, certified mail to:

Ventiv:

Ventiv Commercial Services, LLC

500 Atrium Drive

Somerset, New Jersey 08873

Attention: President, VCS

with a copy to:

Ventiv Commercial Services, LLC

500 Atrium Drive

Somerset, New Jersey 08873

Attention: VCS General Counsel

Iroko:

Iroko Pharmaceuticals LLC

One Kew Place

150 Rouse Boulevard

Philadelphia, PA 19112

Attention: President & CEO

with a copy to:

Iroko Pharmaceuticals LLC

One Kew Place

150 Rouse Boulevard

Philadelphia, PA 19112

Attention: General Counsel

or to such other address or to such other person as may be designated by written notice given from time to time during the term of this Agreement by one Party to the other.

22.6 Amendments. This Agreement may be modified or amended only by a written instrument that specifically references this Agreement and is signed by a duly authorized representative of each of the Parties.

22.7 Third Parties. Except as otherwise provided herein, nothing in this Agreement shall confer any benefits or rights on any person or entity other than the Parties to this Agreement.

22.8 Waiver. No delay or omission by either party to exercise any right or remedy under this Agreement shall be construed as a waiver of such right or remedy. Any waiver of any term or condition of this Agreement must be in writing and signed by both Parties hereto. A waiver of any term or condition hereof shall not be construed as a future waiver of that or any other term or condition.

22.9 Entire Agreement. This Agreement, which includes and incorporates all Exhibits attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof Any and all prior negotiations, representations, communications, agreements and understandings between the Parties with respect to the subject matter hereof ere superseded hereby. Neither Party has entered into this Agreement in reliance on any representation or covenant of the other Party not fully set forth herein.

22.10 Governing Law; Forum. This Agreement and all claims related to it, its execution or the performance of the Parties under it, shall be construed and governed in all respects according to the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law provisions thereof. Any actions arising hereunder shall be brought solely and exclusively in the federal or state courts sitting in the Commonwealth of Pennsylvania, and each Party hereby consents to the sole and exclusive jurisdiction and venue of such courts with regard to such actions.

22.11 Execution in Counterpart. For the convenience of the Parties, this agreement may be executed in counterparts and by facsimile or email exchange of pdf signatures, each of which counterpart shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both Parties.

WHEREFORE, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

VENTIV COMMERCIAL SERVICES, LLC

By:
	Name:	Paul Mignon
	Title:	President

IROKO PHARMACEUTICALS LLC

By:
	Name:	JOHN VAVRICKA
	Title:	PRESIDENT & CEO

EXHIBIT A

SERVICES

Ventiv Sales Representatives shall exclusively promote and sell Iroko Product and distribute Iroko Product Samples and Product Literature to Health Care Professionals. Ventiv Sales Representatives shall report to the Project Team that will liaison with Iroko Regional Business Managers who will be recruited by Iroko five to six months in advance of the Deployment Date and with adequate time to provide input regarding Ventiv Sales Representatives recruiting.

I.	RECRUITING

Ventiv shall recruit and hire up to 350 full-time Ventiv Sales Representatives to commence providing Services on or about the Sales Representative Start Date and may add additional Sales Representatives in [***]. Ventiv shall provide the Ventiv Sales Representatives with salary, benefits, fleet automobiles, handheld PDA’s, laptop computers and iPads (including sales force automation software) and printers. The average bonus of the Sales Representatives shall be no more than [***] of base salary and shall be strictly in accordance with the Incentive Compensation Plan as approved by Iroko.

Ventiv shall recruit and keep the requisite number of positions required for Ventiv Employee Relations Managers to the manageable minimum. Iroko anticipates a ratio of one Ventiv Employee Relations Manager to 2-3 Iroko Regions, during the initial implementation period which shall end 90 days following launch. After the initial implementation period, the ratio shall be 1 Employee Relations Manager for every 4 Iroko Regions (assuming ten Ventiv Sales Representatives per Region). Ventiv shall adjust proposals to reflect this position and propose alternatives to facilitate a seamless launch of Iroko’s products into the Territory.

Ventiv warrants, represents and covenants that, as of the Sales Representative Start Date, 96% of defined territories will be either filled with qualified Ventiv Sales Representatives or acceptance letters are in place from qualified candidates. This metric will be linked to a performance related target that impacts the management fee as set forth in Exhibit B. Ventiv shall present to Iroko 2-3 qualified Sales Representative candidates per Sales Representative Territory opening [***] [***] [***] [***] [***] [***] Iroko recognizes that to meet this goal, Ventiv will begin recruiting efforts 60 days prior to the Sales Representative Start Date (the “Recruiting Start Date”) and the costs of such will be paid for by Iroko pursuant to Exhibit B.

Should any vacancies arise, Ventiv shall warrant that any vacant Sales Representative Territories are backfilled by qualified Ventiv Sales Representatives, ready for their first day of training, within [***] [***] business days of a vacancy coming up. Iroko’s Regional Business Manager will be readily available to review the candidates on a good faith basis and to provide comments regarding the candidates.

*** Portions of this page have been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Exhibit – Page 1

A.	VENTIV SALES REPRESENTATIVES HIRING

In selecting Ventiv Sales Representatives, Ventiv will use the guidelines below as a minimum standard. Ventiv will take reasonable steps to confirm the accuracy of information concerning background and experience received from applicants for positions of Sales Representatives. Ventiv shall not knowingly employ or otherwise retain, or permit to be retained as a Sales Representative, a practicing physician or a person affiliated on a professional level with or employed by any physician, physician practice or other healthcare professional or provider or a person who is in a position to unduly influence the purchase of Iroko Product.

Eligibility

Must have:

4 year college degree

Valid US Driver’s License

Outside sales experience

Dedication to full time employment

Clearance on all pre-employment screening

Ability to attend required training programs

Ability to participate in minimal overnight travel

Business Experience Preferences

Most preferable to least preferable:

2-4 year’s Pharmaceutical sales experience

Healthcare sales experience in NSAID or related pain management areas

Business to Business sales experience

Documented track record of sales experience

Other outside sales experience

Teaching/coaching experience

Professional Skills

Desired:

Professional image

Oral and written communication skills

Listening skills

Technical/computer skills

Achievement oriented

Well organized/disciplined

Competitive/industrious

Self-motivated/performance accountability

Sense of urgency

Empathetic/Rapport builder

Territory operational skills/time management

Exhibit – Page 2

B.	PRE-SCREEENING

Ventiv shall be responsible for performing drug testing and background checks of all Ventiv Sales Representatives. Ventiv represents and warrants that it will complete or cause to be completed a thorough background check of all Ventiv Sales Representatives. This will include, Criminal Convictions Check, Social Security Check, Drug Screen, Motor Vehicle Record Check, Education Check, Past Employer Verification subject to compliance with state and other laws. Ventiv further represents and warrants that it will perform or cause to be performed background checks to confirm that no Ventiv Sales Representative:

i) is an excluded person on the Office of Inspector General’s List of Excluded Individuals/Entities and is not on the General Services Administration Excluded Parties List (as of the date the background check is performed);

ii) is, so far as it is aware, an unfit or an improper individual for the performance of the Services;

iii) is, so far as it is aware, engaged in any fraudulent or unlawful activity, or other inappropriate conduct as measured by the other requirements of this Agreement

II.	TRAINING

The training responsibilities of the Parties are as follows:

A. Ventiv shall be responsible for training all of the professional Sales Representatives concerning: Ventiv human resource policies, procedures and administration and other applicable Ventiv internal human resource and general compliance policies and procedure as well as product training as set forth in Section C herein. Minimum training requirements are set forth in attached Appendix A-l.

B. Iroko shall be responsible for training members of the Project Team concerning all Product specific information including Product complaint handling procedures, applicable specific Iroko health care compliance policies and Iroko customer service policies and procedures, orientation to Iroko’s business, compliance with Applicable Law, and adverse event reporting policies and procedures. The Parties agree to work together to mutually determine if when, and at what cost additional training shall be provided to members of the Project Team.

C. Ventiv shall be responsible for providing a best in class selling skills training plan for the Sales Representatives which shall include, without limitation, the following training: selling skills, role playing, effective customer need’s assessment and questioning skills, patient case studies, harassment, adverse events reporting, promotional regulations, PDMA and OIG compliance. Iroko will be responsible for providing product and market specific curriculum to be delivered through Ventiv’s Learning, Management System (LMS) to the Sales Representatives and Iroko Regional Business Managers.

Exhibit – Page 3

D. Ventiv shall ensure all Sales Representatives are fully trained and certified by launch utilizing a combination of home study and class room certification. We expect that Sales Representatives would have gone through at least 1 week of home study and 1 week of classroom instruction with requisite testing prior to the launch meeting. Requisite pass rates should be 90% of test scores and if any Sales Representative fails the same subject matter test twice, the Sales Representative shall be removed from the Iroko selling team. A Sales Representative who fails the test is allowed to retake the test once within 5 business days. Ventiv shall be responsible for providing ongoing periodic training and certifications of the Sales Representatives based on the materials and reasonable standards provided by Iroko.

E. Ventiv will train Iroko Regional Business Managers on the full training curriculum to be delivered to the Sales Representatives to ensure continuity of knowledge and expected skill sets for coaching and development of the Sales Representatives.

F. Ventiv will ensure the training and initial certification of all “backfill” Sales Representatives before they are active in the territory based on the materials and reasonable standards provided by Iroko. A written “backfill” training plan shall be provided to Iroko for approval

III.	MEETINGS AND PERFORMANCE

The meetings Iroko has agreed to are described in attached Appendix A-2. The length of training, launch and POA meetings shall be mutually agreed to. Expenses associated with POA meetings and national training meetings and launch meetings shall be paid for by Ventiv as a pass-through expense to be direct billed to Iroko.

IV.	DUTIES

A.	CALLS

The Ventiv Sales Representatives shall provide only Iroko approved Promotional Material, Product Literature and Product samples when making Calls. Sampling of the Product by Ventiv Sales Representatives shall be conducted in accordance with Exhibit C attached hereto. Iroko is solely responsible for the content, production and distribution to Ventiv of the Promotional Material and Product Literature. Each Ventiv Sales Representative shall record information concerning each Call, including but not limited to Product sample distribution, and concerning the profile of each individual Target (or other Health Care Professional called upon) on whom the Ventiv Sales Representative calls. Product sampling shall be done in accordance with guidance provided by Iroko in advance of the Sales Representative’s deployment.

Exhibit – Page 4

1. Ventiv shall collectively deliver via the Sales Representative team a minimum of [***]) of the required Sales Presentations (professional detail equivalents) for ZORVOLEX™ and TIFORBEX™ each, against the Call Plan to Iroko’s defined Target Health Cars Professionals during each POA period. Iroko expects an average of [***] sales calls per day (80% to Target Health Care Professionals and 20% to allowable non-target Health Care Professionals).

2. Active Territory Days: Iroko has defined active territory days as [***] days/year. Ventiv sales team shall collectively meet or exceed a 95% threshold of delivering Sales Representatives active territory days with the anticipation that there are [***] selling days in a complete calendar quarter.

Additionally, each Ventiv Sales Representative will be responsible for executing various Iroko designed, supported & funded customer programs in support of the overall promotional strategy. The number and type of customer programs will be mutually agreed to by both Ventiv and Iroko.

If Iroko believes in good faith that the performance of any Ventiv Sales Representative is unsatisfactory or is not in compliance with the provisions of this Agreement, Iroko shall notify Ventiv and Ventiv shall promptly address the performance or conduct of such person in accordance with Ventiv’s human resource policies. In the event that Iroko determines in good faith that a Ventiv Sales Representative has violated any applicable law, regulation or policy, Iroko shall notify Ventiv in writing. Ventiv shall promptly address the issue and take all reasonable and appropriate action (including but not limited to termination of such employee).

B.	CALL REPORTING

Ventiv shall provide Iroko on a monthly basis with standard reports as set forth in Appendix A-3.

C.	INCENTIVE COMPENSATION PLAN FOR VENTIV SALES REPRESENTATIVES

Ventiv shall program, implement, administer and maintain an incentive compensation plan (the “IC Plan”) for the Ventiv Sales Representatives, subject to Iroko’s prior approval.

D.	COMPLIANCE MONITORING PLAN

Ventiv and Iroko shall develop a written Compliance Monitoring Plan for the effective monitoring of the Sales Representatives which shall be approved by both parties prior to execution of the Agreement and/or the Sales Representatives going into a territory. Any fee to be charged by Ventiv to Iroko for the development and administration of a Compliance Monitoring Plan shall be mutually agreed upon by the Parties.

*** Portions of this page have been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Exhibit – Page 5

APPENDIX A-1

MINIMUM TRAINING REQUIREMENTS

Ventiv shall provide initial training for all Ventiv Sales Representatives spanning two weeks, including one week of home study to be followed immediately by one week of live training and encompassing at a minimum the following elements:

HOME STUDY WEEK ONE	LIVE TRAINING WEEK TWO
• • • • •

Scientific and Disease State Training in the area of Pain Management

Iroko Product Training

Competitor Training

Iroko Selling Model

Ventiv operations; Human Resources/Benefits, Fleet, Interplex, Sample Accountability

• • • • • • • • •

Iroko Product Message Training

Iroko Product Marketplace Training

Promotional Materials Training

Managed Markets Training

Selling Skills Training

Selling Simulations Training

Compliance Training

Role Playing Certifications (live and videotape)

Sales Force Automation Tool (SFA)

Exhibit – Page 6

APPENDIX A-2

MEETINGS INCLUDED IN AGREEMENT

A. For Year One of the initial term of the Agreement, the following meetings will be provided at Iroko’s expense:

TYPE	RESPONSIBILITY	LENGTH	DATE

Initial Training	Ventiv	2 weeks (one Homestudy and one Live)	TBD

One National Launch Meeting	Iroko	3 days/3 nights	TBD

Two Plan of Action Meetings	Iroko	2 days/one night each	TBD

B. For Year Two of the initial term of this Agreement the following meetings will be provided at Iroko’s expense:

TYPE	RESPONSIBILITY	LENGTH	DATE

Initial Training	Ventiv	2 weeks (one Homestudy and one Live)	TBD

Two Plan of Action Meetings	Iroko	2 days/one night each	TBD

Exhibit – Page 7

APPENDIX A-3

DATA MANAGEMENT/SALES REPORTS/ANALYSIS

Items	Data / Function	Frequency	Base Assumptions
1.	Refresh Rx data in Veeva	Weekly	Split Weekly Prescriber Payer Rx data will be processed at ZS for Delivery to Ventiv
2.	Extract HCP Call Activity (HCP Sales Presentations & Samples)	Weekly	Iroko wants to have visibility into HCP activity frequently during launches.
3.	HCP – SFA transactions for: HCP Deletions, Merges and Additions as well as Address location and type changes.	Monthly	Ventiv / ZS and Iroko will need to discuss this category for agreement: TBD
4.	HCP Affiliation data exchanges	Monthly	Depending on Group Practice and other affiliation decisions. Ventiv/ZS and Iroko will need to discuss this for agreement
5.	Market Definition Changes	Monthly

Monthly Changes at ZS – additional NDCs for existing molecules. Adds Rx count vs. new Product into a market definition.

Quarterly (monthly on exception) Changes at ZS – New NDCs representing new molecular entrants into a definition. Adds new Product and Rxs into a market definition.

6.	Alignment Changes – Any type of alignment (ZIP-Terr, HCP-Terr, HCO-Terr, Etc.)	Monthly	Discussion & agreement needed between Ventiv and Iroko to finalize
7.	Alignment Changes – COG to COG hierarchy changes.	Monthly	Discussion & agreement needed between Ventiv and Iroko to finalize
8.	Load new HCP Targeting and Segmentation Values	Monthly
9.	Customer Call Planning and Attainment	Monthly	Iroko will work with Ventiv and ZS to evaluate options for delivering an optimal reporting/tracking solution including whether or not this can be delivered within SFA environment.
10.	Weekly and Monthly Sales and Activity Reports will be generated and delivered by ZS Associates.	Monthly	Iroko, Ventiv and ZS will have the opportunity to design sales and activity reports that will meet our needs.
11.	IC Reporting (Goals, Eligibility, Progress, Payout)	Monthly	Details to be worked out with Ventiv
12.	Extract Time Out of Territory data & generate standard (Administrative) reports.	Monthly	Details to be worked out with Ventiv

Exhibit – Page 8

Items	Data / Function	Frequency	Base Assumptions
13.	Reports to monitor the contractual performance of Ventiv to this Contract will be mutually defined at a later date.	Monthly	Details to be worked out with Ventiv
14.	Refresh Formulary data in SFA (Fingertip, MediMedia, etc.)	Monthly	Details on business practices and exact data sources, metrics, views to be worked out with Ventiv and ZS.

Exhibit – Page 9

EXHIBIT B

COMPENSATION – FEES AND PASS-THROUGH COSTS

I.	FEES, SERVICES AND EXPENSES

A.	Implementation Fees

i) Iroko shall pay Ventiv fixed fees associated with full performance of the Services and according to the following schedule:

Fixed Implementation Fee
Initial IT Setup [***] Sales
Representatives*)	[***	]
Incremental IT Setup per Sales
Representative @ [***] per

Project Team start dates:
National Business Director	[***] months prior to PDUFA date; Iroko billing
begins [***] days prior to PDUFA date.
Training Manager	[***] days prior to PDUFA date
Employee Relations Managers	[***] days prior to PDUFA date
Project Manager	[***] days prior to PDUFA date

ii) Iroko shall also pay Ventiv a fixed implementation fee for each Sales Representative according to the following schedule:

Per Sales Representative	Year 1		Year 2

Implementation	[***	]	[***	]

For the avoidance of doubt, there is no fixed implementation fee for members of the Project Team.

B.	Fixed Monthly Fees

i) Iroko shall pay Ventiv a Fixed Monthly Fee for Services as follows:

Per Sales Representative	Year 1		Year 2
Implementation	$[***	]	$[***	]
Monthly Per Sales Representative	$[***	]	$[***	]
Annually Per Sales Representative	$[***	]	$[***	]

Per ERM	Year 1		Year 2

Monthly Per ERM	$[***	]	$[***	]
Annually Per ERM	$[***	]	$[***	]

*** Portions of this page have been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Exhibit – Page 10

Per NBD	Year 1		Year 2
Monthly Per NBD	$[***	]	$[***	]
Annually Per NBD	$[***	]	$[***	]

Per Trainer	Year 1		Year 2
Monthly Per Trainer	$[***	]	$[***	]
Annually Per Trainer	$[***	]	$[***	]

Per PM	Year 1		Year 2
Monthly Per PM	$[***	]	$[***	]
Annually Per PM	$[***	]	$[***	]

The Implementation Fees, Services, and Pass-Through Costs set forth above are based upon the assumptions set forth in the recruitment/training timeline agreed to by the Parties. In the event that the assumptions set forth in the recruitment/training timeline are changed, the Implementation Fee and/or Fixed Monthly Fee shall be re-calculated as agreed-upon by the Parties.

[***]

D. Fee Reconciliation. The parties agree that the Fixed Monthly Fees set forth in Section B, above, are based on the average annual salary of $ [***] per Ventiv Sales Representative in Year One and the average annual salary of $[***] per Ventiv Sales Representative in Year Two (the “Average Annual Salaries”). Ventiv and Iroko will reconcile actual salary, payroll taxes and any other related payroll expenses, excluding incentive compensation, measured by actual days worked, for each Ventiv Sales Representative in such calendar quarter against an amount equal to the appropriate percentage of the Average Annual Salary. The parties agree that the Average Annual Salary does not include bonuses for the Ventiv Sales Representatives (plus the applicable employer portion of taxes). If Ventiv’s actual annual salary per Ventiv Sales Representative is below the Average Annual Salary, then Ventiv shall issue a credit for the entire amount of such difference to Iroko. If Ventiv’s actual salary per Ventiv Sales Representative is above the Average Annual Salary, then Ventiv shall bill the difference to Iroko.

*** Portions of this page have been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Exhibit – Page 11

E.	Management at Risk Fee:

i) Ventiv will accept a lesser fee or be entitled to a greater fee based on its results against certain sales and activity metrics to be agreed by the parties as set forth below. The amount of the greater or lower fee will be determined by the amount of its fees Ventiv will put “at risk” (the “Metrics Pool”) against such metrics as follows:

Per Sales Representative FTE:	Added to the Metrics Pool
Fee At Risk (Monthly)	[***	]
Fee At Risk (Annually)	[***	]

ii) The parties agree that Metrics Pool will be divided up against a combination of sales and activity metrics as follows:

Mgt Fee @ risk	Months 1-6	Months 7-12	Months 13-24
Portion of Fee @ risk	40%	40%	40%
Activity Based*	100%	40%	40%
Sales Performance Based**	0%	60%	60%

•

*activity based: example metrics to include % territories filled @ launch, all sales support services fully and successfully implemented to support launch, Target Reach and Frequency objectives met, call plan adherence metrics achieved, program delivery objectives met.

•	**performance based: example metrics starting month 7 to include sales goal achievement for ZORVOLEX™ @ end of Q2, Q3, Q4, sales goal achievement for TIFORBEX™ @ end of Q2, Q3, Q4

•

The Parties will meet and agree on the actual applicable metrics and the associated increase or decrease in Ventiv’s fees at least 60 days prior to the anticipated Deployment Date. The Parties will meet and agree on Year 2 metrics at least 60 days prior to the start of Year 2.

iii) Example [illustrative only] percentages of Metrics Pool that could be earned by Ventiv based performance against the agreed metrics could be as follows:

Achievement % Against Metric	Payout % Earned by Ventiv
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

iv) Ventiv shall collect the Metric Pool as part of its Fees as otherwise set forth in this Exhibit A and shall refund to Iroko any portion of the Metrics Pool which was unearned by Ventiv (i.e. for performance against a metric at less than 100%) within

*** Portions of this page have been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Exhibit – Page 12

30 days of the determination of such. Iroko shall make any additional payments due Ventiv (i.e. for performance against a metric at greater than 100%) upon 30 days upon the determination that such are due.

v) During Year One and Year Two, respectively, in the event of one of the following events, any metrics based on the sales of the Products shall be paid at the greater of (y) 100% of sales target; or (z) the actual sales trend at the time of termination. The events are: (a) the FDA causes the withdrawal from the market of a Product; (b) a Product incurs generic competition comprised of the same product characteristics and considered therapeutically equivalent and substitutable in the Territory; (c) a Product supply failure (excluding Samples) (i.e., Iroko is unable to provide a consistent supply of a Product to the market and such inability continues for a period of forty-five (45) days); or (d) Iroko no longer has rights to market, promote or sell a Product in the Territory during the Term; or (e) a sample supply failure (i.e. Iroko is unable to provide a consistent supply of samples to the market and such inability continues for a period of greater than ninety (90) days.)

II.	PASS-THROUGH COSTS

In addition to the Fixed Fees, certain expenses will be charged to Iroko on a pass-through basis. These expenses will be billed to Iroko at actual cost with no mark up. Pass-through costs include:

Ventiv Sales Representative and Project Team “non-automobile” travel (including overnight travel)

•	Costs for all meetings, including but not limited to POA Meetings

•	Marketing and entertainment costs

•	Sales TRx data and any third party data

•	Ventiv Sales Representative product storage units

•	Turnover recruitment and training

•	Tolls and parking

•	Office supplies

•	Direct marketing customer funds

•	Licensing and credentialing of Ventiv Sales Representatives

•	Interview expenses

•	Sales Representative bonus and applicable portion of employer taxes

III.	MISCELLANEOUS FEES AND CREDITS

A. Ventiv Incentive Compensation Plan. Provided the Year Two incentive compensation plan remains consistent with the Year One incentive compensation plan, Iroko shall pay Ventiv $10,000 (in Year Two and in the first extension term beyond Year Two) for the continuing administration and maintenance of the incentive compensation plan. This fee shall be paid within thirty (30) days of the commencement of each such year. There shall be no cost for the initial design, program and administration of the incentive compensation plan for members of the Project Team in Year One.

Exhibit – Page 13

B.	State License Validation Fees.

Iroko shall pay Ventiv a one-time set up fee of $1,000 and a per-lookup fee in accordance with the following, if and when these services are required:

PERIOD	AUTOMATED LOOKUP	MANUAL LOOKUP

Year One	$.60 per lookup	$1.20 per lookup

Year Two	$.63 per lookup	$1.26 per lookup

Year Three	$.66 per lookup	$1.32 per lookup

[***]

*** Portions of this page have been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Exhibit – Page 14

[***]

E. Effect of Product Non-Approval. In the event the Product is not approved by the FDA and Iroko therefore does not deploy the Sales Representatives, then Iroko shall make a one-time payment to Ventiv in the amount equal to $26,905 times the number of months from the National Business Director’s start date and the date Iroko notifies Ventiv that the services of the National Business Director are no longer needed. Nothing in this provision shall be read to grant rights not otherwise contained in this Agreement.

IV.	INVOICES; BILLING TERMS

The Implementation Fee shall be paid by Iroko to Ventiv on the Recruitment Start Date and one month of Fixed Monthly fee shall be paid by Iroko to Ventiv after PDUFA and before Sales Representative Start Date. Commencing on the Sales Representative Start Date, Iroko will be billed monthly in advance the amount stated above as the Fixed Monthly Fee. Pass-through Costs will be billed to Iroko at actual cost as incurred by Ventiv.

Invoices are due thirty (30) days from invoice date. If not paid within 30 days of date of invoice, Ventiv reserves the right to impose a finance charge of 1.5% monthly, applied to the outstanding balance due.

*** Portions of this page have been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Exhibit – Page 15

EXHIBIT C

SAMPLING AND SAMPLE ACCOUNTABILITY

POLICIES AND PROCEDURES

General

Ventiv, acting as a contract sales organization on Iroko’s behalf and authorized distributor of Iroko’s Product samples, shall utilize a prescription drug sampling program (the “Sampling Program”) for the sampling of Iroko’s Products by Ventiv Sales Representatives. The Sampling Program shall comply in all respects with applicable Federal and State laws and regulations, including but not limited to the Federal Prescription Drug Marketing Act of 1987, as amended (“PDMA”) and the regulations and guidelines promulgated thereunder. The Parties will reasonably cooperate from time to time to the extent necessary to ensure compliance with the applicable legal and regulatory requirements.

Responsibility for Sample Shipment, Distribution and Storage

The Sampling Program provides for the shipment of Product samples by Iroko to a Ventiv storage and distribution facility. Ventiv shall be responsible for storage of the Product Samples under appropriate GMP and PDMA conditions and distributing the Product samples directly to the Ventiv Sales Representatives in accordance with the Iroko Sampling Plan. Ventiv shall be responsible for distribution in accordance with applicable legal requirements, including, without limitation, the PDMA. Ventiv Sales Representatives shall be responsible for appropriate receipt, handling and storage of Iroko’s samples including maintaining appropriate security while in their possession. Iroko shall assume the risk of loss with respect to Product samples during shipment to the Ventiv distribution facility. Upon arrival of the product samples at the Ventiv distribution site, Ventiv personnel will verify the quality and number of the contents, any discrepancy will be reported immediately to Iroko (within 24 hours) and investigated by both parties. Once verification of the quality and content of the product samples is established, Ventiv shall take responsibility for the product sample for the purpose of shipping to Ventiv Sales Representatives. Any loss during storage or transit that occurs from the shipments out of the Ventiv’s distribution facility will be the responsibility of Ventiv for the purposes of investigations and reporting to Iroko.

Sampling of Practitioners

Iroko shall follow Ventiv’s policies and procedures as they relate to sampling of validated physicians. These guidelines will be established through the client business rules. Ventiv shall conduct a prescriber validation of State License information for the lists of Prescribers utilized by the Ventiv Sales Representatives for the fees stated herein. Ventiv Sales Representatives shall follow Iroko’s Sampling Plan guidance with respect to the sampling of validated physicians.

Exhibit – Page 16

Sample Accountability Records

Ventiv shall design and implement a security and audit program that includes allowance for random, for cause and periodic audits to include physical inventories of Product samples delivered to the Ventiv Sales Representatives consistent with the PDMA and applicable regulations. Ventiv will generate inventory records, reconciliation reports and summary reports as required by the FDA regulations and other applicable Federal and State laws and regulations including but not limited to the Patient Protection and Affordable Care Act (Section 6004 – Prescription Drug Sample Transparency) and regulations promulgated in related thereto, and all such reports shall be in a format that enables Iroko to comply with such legal requirements.

If Ventiv utilizes any electronic record-keeping systems, it represents that such systems are compliant with 21 CFR Part 11 and that if the system(s) allow for partial electronic record-keeping and part paper record-keeping, (1) there is a reasonably secure link between paper-based and electronic records; and (2) the link ensures that the records are reliable and that the signer cannot readily repudiate the signed records as not genuine. Ventiv further represents that all records are maintained in a form that provides reasonable assurance of being (1) tamper-resistance; (2) accessible and retrievable; and (3) available for reproduction or copying.

Written Accountability Policies and Procedures

Ventiv will prepare written policies and procedures as required under FDA regulations and applicable Federal and State laws, and provide training and instruction to Ventiv Sales Representatives on the policies and procedures. The written policies and procedures will address: (i) the inventory process and preparation of the reconciliation report, (ii) an inventory schedule and reconciliation schedule, (iii) the audit standards for detecting falsified and incomplete records and sample loss and/or theft, including but not limited to random and for-cause audits of Ventiv Sales Representatives by personnel independent of the sales force, (iv) what is a significant loss and how it is to be identified, (v) responsibility for notifying the FDA, (vi) system for monitoring samples to identify the loss or theft of samples, including request and receipt form reconciliation, identification of patterns of nonresponse, and responses when such patterns are discovered, (vii) the standards for storage of samples, and (viii) standards and procedures for Ventiv Sales Representative sample compliance training, including but not limited to applicable PDMA requirements. Ventiv shall make available to Iroko from time to time as reasonably requested by Iroko a written copy of Ventiv’s written policies and procedures.

Ventiv shall provide written policies and procedures for the distribution of Product samples to Ventiv Sales Representatives. These procedures shall include the process for return of unused samples and relevant procedures for destruction of samples.

Audit Services

Under the Sampling Program, Ventiv will develop audit procedures including random selection audits, operational guidelines, proposed timeliness and checklists to demonstrate PDMA compliance to performance requirements regarding security functions. These procedures will

Exhibit – Page 17

include random and for-cause audit criteria, on-site inventory, inspection of sample storage locations, interviews of Ventiv Sales Representatives and reconciliation services and reports. The on-site inventory of the samples in the possession of a Ventiv Sales Representative and related reconciliation services and report shall constitute a “physical audit”. In addition to any other physical audits, performed by Ventiv, required by the PDMA and/or regulations thereunder and/or by other related Federal or State laws and/or the applicable written policies and procedures for the Sampling Program, a physical audit shall be conducted on each Ventiv Sales Representative upon termination of the Agreement, or termination of employment by Ventiv or reassignment from Iroko’s project during the Term of the Agreement. Random practitioner signature audits will be performed by Ventiv on an at least an annual basis, and on a for-cause basis as requested and/or determined by Iroko, with the results reported to Iroko.

Shipment of Samples

Ventiv shall distribute Product samples directly to the Ventiv Sales Representatives. Ventiv shall be responsible for those shipments, including using appropriate delivery verification and confirmation systems and documentation. Ventiv shall provide Iroko with a written description of that delivery verification system. Ventiv shall provide Iroko with all PDMA-related information concerning shipped samples as required by FDA regulations (including lot numbers). This information will be delivered utilizing the existing shipment and returns electronic file that is currently produced on a daily basis and processed by Ventiv. Ventiv shall also provide all information reasonably necessary to allow Ventiv Sales Representatives to verify the receipt of shipped samples.

Ventiv Sales Representatives will utilize a sales force automation system, which Ventiv represents adheres to 21 CFR Part 11, to acknowledge delivery of samples which will allow Ventiv to confirm shipments of samples by Ventiv to the Ventiv Sales Representatives. Ventiv will reconcile the receipt of samples by each Ventiv Sales Representative with the samples shipped to such person, based upon the shipping records provided to it and acknowledgement of delivery provided by the Ventiv Sales Representatives. All discrepancies between the sample shipping records and the acknowledgment of delivery by the Ventiv Sales Representatives shall be identified by Ventiv and reported to Iroko within five (5) days of discovery and in compliance with all applicable reporting requirements. All significant losses or thefts or the potential for significant loss or theft of samples shall be investigated and the results of the investigation shall be reported by Ventiv to Iroko within twenty (20) days of opening the investigation or sooner if required for Iroko to comply with applicable State requirements. To the extent Ventiv uses a third party vendor to provide any shipping and/or delivery verification services, Ventiv shall ensure that the third party vendor is compliant with all applicable Federal and State laws, including the PDMA and the regulations of the FDA.

Returns

Ventiv shall be responsible for providing a procedure for Ventiv Sales Representatives to return Product samples and correspondingly providing Iroko with a copy of the Policies and Procedures for the appropriate disposal and destruction of the returned Product Samples. Ventiv will confirm all returns of samples by the Ventiv Sales Representatives. Ventiv will provide a report

Exhibit – Page 18

of sample returns on a weekly basis and make readily available to Iroko as requested. Ventiv shall not remove, destroy or otherwise impair the availability of the returned samples until identified discrepancies of returned quantities have been resolved by Ventiv.

Access to Records

Ventiv shall provide Iroko access and opportunity to inspect all documents, records and inventory required to be kept under the Sampling Program within twenty-four (24) hours of a written or verbal request by Iroko.

Notification of Iroko; of FDA

Upon Ventiv’s discovery that any Product samples have been lost or stolen, Ventiv shall, within twenty-four (24) hours, report such theft or loss to Iroko. Ventiv shall determine, in a time frame dictated by Federal and/or applicable State requirements, whether a “theft” or a “significant loss” has occurred under the PDMA and the FDA regulations and applicable State requirements after reviewing all applicable information with regard to such samples. Ventiv will also be responsible for determining whether there is “reason to believe” that a diversion of a sample or falsification of a sample record by a Ventiv Sales Representative has occurred. This would include, but is not limited to, patterns of discrepancies or whether reliable information indicates that records have been falsified. Ventiv shall notify Iroko within twenty-four (24) hours of determining that there is “reason to believe” that a diversion or falsification has occurred, so that Iroko can report the situation, if applicable, as required to FDA and applicable State authorities.

In both situations, referenced above, Ventiv will immediately initiate an investigation, fully cooperate with Iroko with its investigation efforts, as applicable, and provide Iroko with all applicable information, including a written report if requested by Iroko, within twenty (20) days of the date of Ventiv’s initial notification to Iroko, or sooner if required by applicable State or Federal requirements, or if specifically requested by Iroko in connection with an ongoing compliance investigation, so that Iroko can submit all required follow-up reports and take any and all actions required by the FDA or any other governmental or regulatory agency.

Ventiv shall also report to Iroko within five (5) business days of becoming aware of the conviction of one of its Sales Representatives for a violation of the PDMA requirements or any related Federal or State law involving the sale, purchase or trade of a drug sample or the offer to sell, purchase or trade a drug sample.

Prescription Sample Identification

Iroko shall notify Ventiv of the lot numbers of samples being shipped by Iroko to Ventiv storage facilities in advance of shipment. Ventiv shall require that the Ventiv Sales Representatives keep records by lot number of all samples distributed to licensed practitioners. Ventiv will reconcile sample data according to product code.

Exhibit – Page 19

Recalls

The Parties will maintain such traceability records as may be necessary to permit a recall or field correction of the Products. The decision to conduct and the right to control a recall shall be solely Iroko’s. Ventiv shall cooperate fully with Iroko in connection with any recall efforts affecting the Product.

Accountability Training

The Parties recognize that the Sampling Program will require incremental training in sample accountability. Ventiv will provide all Ventiv Sales Representatives with training which addresses sampling requirements and which Iroko shall have the opportunity to review in advance. Ventiv agrees to implement reasonable upgrades or revisions to the sample accountability training requested by Iroko. Ventiv will consult with Iroko to assure that the Ventiv Sales Representatives will use detail bags and report forms which are acceptable to Iroko. Ventiv will be responsible far any follow-on training or corrective action training.

Iroko Sampling Plan

Iroko shall provide Ventiv with a Sampling Plan that provides appropriate guidance as to the distribution of Product Samples to validated physicians at least 30 days in advance of each quarterly Plan of Action promotional cycle, Iroko’s Sampling Plan will provide guidance as to the amount of Product Samples to be distributed to each Sales Representative as well as providing guidance as to the number of Product Samples to be distributed to individual physicians based on their segment profile. Any variance to guidelines relating to the number of Product Samples to be distributed to individual physicians will require approval by the Iroko Regional Business Managers.

Reports

Ventiv shall provide the following standard reports to Iroko during the term of this Agreement.

Report Name	Description

Missing Inventory Report	List all active Sales Representatives who failed to submit an inventory for a specified inventory schedule

Quantity On Hand Report	List all the products in Sales Representative’s possession as of run date based on the transactions received. The report will only include active Sales Representatives.

Error Code Report	Shows the number of open errors each Sales Representative has for each exception code. This is only generated for active Representatives.

Exhibit – Page 20

Activity Report – By Date

There are 2 kinds of reports; 1. Report on the number of disbursement forms that were scanned each day for each active Sales Representative.

2. Report on the number of Calls made by each active Sales Representative each day. Both paper and electronic documents are included in the count. When paper and electronic documents are linked together, it is counted once only.

Activity Report – By Week

There are 2 kinds of reports; 1. Report on the number of disbursement forms that were scanned each week for each active Sales Representative.

2. Report on the number of Calls made by each active Sales Representative each week. Both paper and electronic documents are included in the count. When paper and electronic documents are linked together, it is counted once only.

Activity Report – By Month	There are 2 kinds of reports; 1. Report on the number of disbursement forms that were scanned each month for each active Sales Representative. 2. Report on the number of Calls made by each active Sales Representative each month. Both paper and electronic documents are included in the count. When paper and electronic documents are linked together, it is counted once only.

Missing Closeout Report	This report shows the list of terminated Sale Representatives who failed to submit a closeout inventory.

Invalid Lot Report	This report shows the list disbursement forms that contain invalid lot numbers. Valid lot numbers are based on the lots listed on PRODUCT LOT.

Expired / Short Dated Lot Report	This report shows all the products that are in the Sales Representative’s possession that are already expired or are expiring in X number of days.

SIRR Report	The Standard Inventory Reconciliation Report (SIRR) generates a separate reconciliation report for each individual Sales Representative from the selected reconciliation list. The Reconciliation Report reconciles a Sales Representative’s sample activity and transactions between two scheduled inventories using the starting Corporate and Sales Representative inventory counts, then applying the sample activity and transactions during this period to calculate the ending Corporate inventory and comparing it to the on-hand quantities from the Sales Representative’s ending inventory for that period, showing any product variances.

Inventory List Report	Shows all the inventories submitted by the Sales Representative between 2 inventory periods.

Standard Reconciliation	The Standard Reconciliation Report generates either an employee reconciliation report or a corporate reconciliation report. The report will contain summary or summary and detail in one report. The Reconciliation Report reconciles a Sales Representative’s sample activity and transactions between two scheduled inventories using the starting Corporate and Sales Representative inventory counts, then applying the sample activity and transactions during this period to calculate the ending Corporate inventory and comparing it to the on-hand quantities from the Sales Representative’s ending inventory for that period, showing any product variances.

Compliance Dashboard Report	The Compliance Dashboard is a report that highlights the Sales Representative whenever compliance related situation arise. It is extremely useful for monitoring the agent’s behavior and patterns.

Linking Report – ACK missing Shipment	Shows all shipments acknowledged by the Sales Representative that is not linked to the shipment records received from the warehouse/shipper.

Exhibit – Page 21

Linking Report – ACK missing Return	Shows all corporate returns that are not linked to field returns.

Linking Report – Disbursement missing SFA	Shows all paper calls received that are not linked to an electronic call. This is applicable to clients that use SFA.

Linking Report – Disbursement missing Paper	Shows all electronic calls received that are not linked to a paper call. This is applicable to clients that use SFA.

Linking Report – TI missing TO	Shows all transfer IN calls received that are not linked to a transfer OUT record.

Linking Report – Shipment missing ACK	Shows all shipments that have not been acknowledged by the agents.

Linking Report – Return missing ACK	Shows all returns that have not been acknowledged by the shipper/warehouse.

Linking Report – TO missing TI	Shows all transfer outs that have not been acknowledged receiving Sales Representative.

Linking Report – Discrepant Shipments	Shows all shipments that are linked to the shipment acknowledgement but some details do not match.

Linking Report – Discrepant Returns	Shows all Field Returns that are linked to the Corporate Return but some details do not match.

Linking Report – Discrepant Transfers	Shows all Transfers that are linked together but some details do not match.

Linking Report – Discrepant Disbursements	Shows all disbursements that are linked together but some details do not match.

QOH Summary Report	Shows the total quantity on hand across all employees per product. Calculation starts from the last submitted inventory plus/minus transactions thereafter.

Storage Report	Shows the storage location addresses for each agent.

The following reports are available in the ‘Transaction Link’ submenu of the ‘Transaction’ tab in SIMS:

Report Name	Description

ACK – Missing Shipment	Shows all shipments acknowledged by the Sales Representative that is not Linked to the shipment records received from the warehouse/shipper.

ACK – Missing Return	Shows all corporate returns that are not linked to field returns.

Disbursement – Missing SFA	Shows all paper calls received that are not linked to an electronic call. This is applicable to clients that use SFA.

Disbursement – Missing	Shows all electronic calls received that are not linked to a paper call. This is applicable to clients that use SFA.

Exhibit – Page 22

Transfer IN – Missing Transfer OUT	Shows all transfer IN calls received that are not linked to a transfer OUT record.

Shipment – Missing ACK	Shows all shipments that have not been acknowledged by the agents.

Return – Missing ACK	Shows all returns that have not been acknowledged by the shipper/warehouse.

Transfer OUT – Missing Transfer IN	Shows all transfer outs that have not been acknowledged by receiving Sales Representative.

Shipment – Discrepant	Shows all shipments that are linked to the shipment acknowledgement but some details do not match.

Return – Discrepant	Shows all Field Returns that are linked to the Corporate Return but some details do not match.

Transfer – Discrepant	Shows all Transfers that are linked together but some details do not match.

Disbursement – Discrepant	Shows all disbursements that are linked together but some details do not match.

The following reports are available in the ‘Reconciliation’ submenu of the ‘Recon’ tab in SIMS:

Report Name	Description

Variance Report	This report shows the difference between the inventory counts submitted by the Sales Representative and the calculated ending corporate inventory.

Corporate SIRR	Shows the entire product inventory then applying the sample activity and transactions during this period to calculate the ending corporate inventory and comparing it to the on-hand quantities from the Sales Representative’s ending inventory for that period.

Sales Representative SIRR	Shows the Sales Representative starting inventory per product then applying the sample activity and transactions during this period to calculate the ending expected inventory and comparing it to the on-hand quantities from the Sales Representative’s ending inventory for that period, showing any product variances.

QOH Detail	Shows the total quantity of all products per employee. Calculation starts from the last submitted inventory plus/minus transactions thereafter.

Comment	List all the comments used for reconciliation.

The following reports are available in the ‘Ad Hoc Report’ submenu of the ‘Report’ tab in SIMS:

Report Name	Description

Adjustment Comparison Report	List all manual adjustment per employee per product showing the call original data and call adjustment data.

Manual Adjustment Comment	List all manual quantity adjustment per Sales Representative per product showing the reason of adjustment.

Paper No SFA Report	Shows all paper calls received that are not linked to an electronic call. This is applicable to clients that use SFA.

Exhibit – Page 23

Paper SFA Difference Report	List all paper calls only or SFA calls only.

SFA No Paper Report	Shows all electronic calls received that are not linked to a paper call. This is applicable to clients that use SFA.

Call Card Usage Report	List all call sampling usage.

Disbursement – Exception Count By Code	Lists all exception code.

Disbursement – Exception Count By Sales Representative	List all exception code per Sales Representative.

Disbursement – Exception Count By Sales Representative Details	Lists all exception code per Sales Representative call details.

Inventory And Sampling Count	List all inventory and call sampling activity side by side.

Practitioner Exceed Max Month Quantity	List all practitioners that exceed maximum quantity per product.

Sampling By Area	List all products sampling activity by area.

Sampling By District	List all products sampling activity by district.

Sampling By Sales Representative	List all product sampling activity by Sales Representative.

Exhibit – Page 24

EXHIBIT D

ADDITIONAL SALES REPRESENTATIVE(S) REQUEST FORM

This Request for Additional Sales Representative(s) is issued pursuant to the Master Services Agreement between Client and Ventiv Commercial Services, LLC, dated                     and the Project Agreement issued thereunder dated                     .

PART 1	To be completed by Client Attach any relevant, helpful information
NUMBER OF SALES REPRESENTATIVE(S) REQUESTED

TERRITORY LOCATION(S)

REQUESTED START DATE

AUTHORIZED CLIENT REPRESENTATIVE SUBMITTING REQUEST	Signature: Name: Title: Date: Phone: Fax:

PART 2	To Be Completed by Ventiv

NEW SALES REPRESENTATIVE DETAILS: Implementation Fee $ Added Fixed Monthly Fee: $	Request is Accepted, and Recruitment shall begin immediately upon Client approval of New Sales Representative Details:
Target Representative Start Date:	(sign and date) Ventiv Contact Person: Phone:

New Sale Representative Details accepted and customer understands that recruiting will begin immediately:

(sign and date) Client Contact Person: Phone:

Exhibit – Page 25